SIXTH PURCHASE AGREEMENT AMENDMENT
This Sixth Purchase Agreement Amendment (this “Amendment”) dated as of November 17, 2019, is entered into by and between Tonogold Resources, Inc., a Delaware corporation (“Buyer”), and Comstock Mining Inc., a Nevada corporation (“Seller”).
WHEREAS, Seller and Buyer entered into that certain Membership Interest Purchase Agreement, dated as of January 24, 2019, as amended by the Purchase Agreement Amendment dated April 30, 2019, as amended by the Second Purchase Agreement Amendment dated May 22, 2019, as amended by the Third Purchase Agreement Amendment dated June 21, 2019, as amended by the Fourth Purchase Agreement Amendment dated August 15, 2019 and restated September 17, 2019, as amended by the Fifth Purchase Agreement Amendment dated October 14, 2019 (the “Purchase Agreement”); and
WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
NOW, THEREFORE in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
1.Amendment to Section 1.2(a). Section 1.2(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a) In consideration of the sale of the Membership Interests and the agreements of Seller herein, Buyer shall pay Seller a total purchase price of $15,000,000 (the “Purchase Price”) of which:

(i) Buyer has made non-refundable cash deposits of $4,225,000 toward the Purchase Price prior to November 12, 2019, and Buyer has made a non-refundable deposit of $3,500,000 in the form of Series D Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock (“CP Shares”) of Buyer that was previously delivered to Seller; and

(ii) Buyer will make payments totaling $1,700,000 due on or before the Closing Date of November 18, 2019; and

(iii) the remainder of the cash Purchase Price, $5,575,000, will be deferred (the “Loan”) with terms and minimum payments as indicated in Section 1.2(c).

(iv) In addition to the amounts indicated above, all cash received by Seller from Buyer shall be applied first toward the reimbursement of outstanding invoices prior to any application toward the minimum payments on the Loan. Without limiting the generality of the preceding sentence, this specifically includes the remaining $89,094.23 due from the previously invoiced October 2019 expenses.

2.Amendment to Section 1.2(b). Section 1.2(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b) The Membership Interests will be delivered to Buyer proportionately to the cash consideration received by Seller from Buyer.

(i) At Closing, Seller will deliver a 50.00% Membership Interest to Buyer, reflecting $5,925,000 of cash consideration and $1,575,000 of the CP Shares previously paid as stock consideration through Closing; and

(ii) additional Membership Interest percentages will be proportionately delivered to Buyer for each cash payment made on the Loan, as shown in the schedule below or prepaid as permitted hereunder; and

(iii) the final 14.83% of the Membership Interests will be delivered at the earliest to occur of (A) the Loan has been paid in full and subject to Buyer’s compliance with all other obligations under this Agreement, (B) time that Seller is able to sell such CP Shares for cash without restriction (whether under Rule 144 under the Securities Act or otherwise) and subject to Buyer’s compliance with all other obligations under this Agreement and (C) Buyer has redeemed CP Shares with a stated value of $3,500,000 for cash.
(iv) Buyer shall be forever responsible for 100% of the Company’s costs starting from the Closing Date. Until the Loan is paid in full, Seller will account for all costs to the Company and will submit monthly invoices to Buyer, which shall be due no later than ten (10) days after receipt.”

3.	Amendment to Section 1.2(c)(i). Section 1.2(c)(i) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(c) Terms of the Loan are as follows:

(i) The maturity date for the Loan is June 26, 2020. Buyer shall make the following minimum cash payments toward the Loan principal on the dates indicated below and for the amounts indicated below:

Actual Payment Date or Payment Due Date	Minimum Payment Due	Buyer’s Cumulative Ownership Percentage
November 22, 2019	$300,000	52.00%
December 15, 2019	$1,000,000	56.67%
January 24, 2020	$725,000	61.50%
February 28, 2020	$725,000	66.33%
March 27, 2020	$725,000	71.17%
April 24, 2020	$700,000	75.83%
May 22, 2020	$700,000	80.50%
June 26, 2020	$700,000	85.17%
June 26, 2020	Expected date that $1,925,000 of CP Shares can be sold for cash	100.00%

4.
Control. Buyer hereby covenants and agrees with Seller that all management authority and control of the Company shall solely vest in the Seller until the Loan has been paid in full. Without limiting the generality of the foregoing, Buyer shall not exert nor attempt to exert administrative or other control of the Company, including but not limited to accounting control, insurance, permits, et al., until the Loan has been paid in full. Buyer shall have the right to conduct exploration activities at its own discretion and at its own expense on property controlled by the Company. Buyer represents and warrants that any such exploration activities shall be conducted in compliance with all applicable Federal, State, and local regulations and in compliance with all applicable permits. Seller represents and warrants that Seller will not to take any actions that would have a material adverse impact on Buyer and Seller will use commercially reasonable efforts to accommodate Buyer’s reasonable requests (at Buyer’s expense); provided, however, that nothing in this Amendment shall limit or restrict (or be construed to limit or restrict) Seller’s right to enforce its rights under the Agreement.

5.	Amendment to Section 4.9(a)(ii). Section 4.9(a)(ii) of the Purchase Agreement is hereby restated in its entirety as follows:
“(ii) at any time prior to the Closing, by Buyer, if (A) the Closing shall not have been consummated on or before the Closing Date and (B) the failure to consummate the Closing on or before the Closing Date did not result from the failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Buyer;”

6.
Capital Raise Proceeds. Buyer and Seller hereby agree that Buyer shall pay the cash required to make the $1.7 million due at Closing per Section 1.2(a)(iii) of the Purchase Agreement and the Loan from the proceeds of equity raises, royalty sales and/or other third party funding agreements conducted by Buyer, whether in one transaction or a series of transactions (collectively, a “Capital Raise”). Buyer covenants and agrees that if Buyer receives any proceeds from any Capital Raise, then Buyer shall cause 100% of such proceeds to be immediately paid to Seller within 24 hours of receipt and used first to pay any expense reimbursement obligations, and then the $1,700,000 payment toward the Purchase Price contemplated by the Purchase Agreement, and then the initial $300,000 and subsequent $1,000,000 payments payable on the Loan. Once all such payments have been made, and until the Loan is paid in full, Buyer will comply with the requirements of Section 1.2(c)(v) of the Purchase Agreement, which provides that if the proceeds from any Capital Raise exceed $6.5 million, then Buyer shall immediately prepay the Loan (applied to the next payment(s) due) with no less than 50% of the excess amount.

7.
Expense Reimbursement and Delivery of Additional CP Shares. Buyer hereby covenants and agrees to (i) make a payment to Seller for all remaining amounts still due from the October invoice in the amount of $89,094.23 immediately upon receipt of any Capital Raise and (ii) deliver additional CP Shares to Seller with a stated value of $300,000 no later than November 28, 2019.

8.
Amendment to Certificate of Designations for CP Shares. Seller authorizes and consents and agrees, and Buyer agrees to amend and restate the Certificate of Designations in the form attached hereto as Exhibit A (and cause such amendment and restatement to be filed with the Secretary of State of Delaware).

9.
First Right of Refusal. Until the Loan has been repaid in full, Buyer hereby agrees that it will give Seller the first right to directly or indirectly acquire the Membership Interest. Should Buyer determine to directly or indirectly sell or otherwise transfer any part of the Membership Interest (including for the sake of clarity, if Buyer is party to a merger, amalgamation, consolidation transaction (excluding a reverse takeover transaction in which Buyer’s stockholders of record immediately prior to such transaction continue to hold more than 50% of the voting power of the surviving or acquiring entity after such transaction), or substantially all assets or the majority of voting securities of Buyer is acquired by a third party), then Buyer shall give Seller detailed written notice of the nature and description of the proposed transfer and its intended price and terms. Seller shall have a period of 30 days to investigate the proposed transaction and the disposition terms (for which Buyer shall grant full access to all records and data to Seller) and Seller shall have a period of 30 days after such investigative period to determine whether it will acquire the Membership Interest. In the event Seller declines then Buyer may sell at such offered terms but this first right shall occur again to the benefit of Seller if the terms shall be reduced or if the disposition does not occur within 180 days of Buyer’s notice it declines or the expiration of the above 30 day decision period.

10.
Supersedence of Amendments Related to Deposits. All provisions related to purchase price deposits set forth in each amendment to the Purchase Agreement are hereby superseded by the provisions of Section 1.2(a) of the Purchase Agreement, as amended hereby.

11.
Expense Reimbursement Obligations. Buyer hereby agrees to pay in full all existing or future invoices issued by Seller on or prior to the due dates indicated on such invoices, it being agreed and understood that up to and until the scheduled December 15, payment on the Loan is made, that reimbursement payments will be prioritized and the Buyer shall wire funds received by Buyer from any source to Seller within 24 hours of receipt, for such expense reimbursement obligations.

12.
Remedies Upon Default of this Amendment. If Buyer fails to comply with its obligations under this Amendment or fails to make any payment required to be made under this Amendment and fails to remedy such violation within thirty (30) days following notice from Seller, then such failure shall constitute a default by Buyer under this Amendment and, if and so long as such default shall continue uncured or unremedied, Seller shall have and be entitled to exercise, in its sole discretion, exercise any of the remedies available to a secured lender under Nevada law and any of the remedies set forth below. In case of any such default, the Seller shall have the right to treat such amounts as debt pursuant to promissory note (the “Deemed Promissory Note”) with a principal amount equal to the sum of the amounts unpaid, bearing interest rate of twelve percent (12%) per annum, compounding on a monthly basis until paid in full. The Deemed Promissory Note shall be secured by a deed of trust and/or other security interest in the Lucerne Properties, the Membership Interests and all rights of the Company. If Buyer fails to make any Loan payment on or before its due date, Seller may add a late fee of five percent (5%) to the balance of the Loan, and may begin charging interest on the unpaid balance at a rate of twelve percent (12%) per annum, compounding on a monthly basis until paid in full. In addition, the Seller shall have a right to terminate any of the Transaction Documents (other than the Mining Lease).

13.
No Novation. Except as amended hereby, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect. Except as otherwise provided herein, Buyer and Seller acknowledge and agree that this Amendment is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations or liabilities under the Purchase Agreement.

14.
Further Assurances. Each of Buyer and Seller shall, upon request from the other Party, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Amendment and the documents to be delivered hereunder.

15.
Due Execution. The execution, delivery and performance by Buyer and Seller of this Amendment has been duly authorized by all necessary action on the part of Buyer and Seller. This Amendment has been duly executed and delivered by Buyer and Seller.

16.
Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada.

17.
Venue. Each Party irrevocably submits to the exclusive jurisdiction of federal courts in the State of Nevada, for the purposes of any dispute or action arising out of this Amendment. Process in any action referred to in this Section 17 may be served on any Party anywhere in the world by national courier delivery sent to the address of such served Party set forth on the signature page of this Amendment. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Amendment in U.S. federal courts sitting in the State of Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

18.
Beneficiaries. This Amendment is intended for the benefit of the Parties and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

19.
Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective against an executing Party when a counterpart has been signed and delivered by such Party to another Party. This Amendment and any amendments hereto, to the extent signed and delivered by means of portable document format (“PDF”) or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party or to any such contract shall raise the use of PDF or a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of PDF or a facsimile machine as a defense to the formation of a contract and each Party forever waives any such defense.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

TONOGOLD RESOURCES, INC.

By:
Name:	Mark Ashley
Title:	Chief Executive Officer
Address: 5666 La Jolla Boulevard, #315, La Jolla, CA 92037

COMSTOCK MINING INC.

By:
Name:	Corrado DeGasperis
Title:	Executive Chairman and CEO
Address: 1200 American Flat Road, Virginia City, NV 89440

COMSTOCK MINING LLC, by its manager Comstock Mining Inc.

By:
Name:	Corrado DeGasperis
Title:	Executive Chairman and CEO
Address: 1200 American Flat Road, Virginia City, NV 89440

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS
OF
SERIES D CONVERTIBLE JUNIOR PARTICIPATING NON-CUMULATIVE
PERPETUAL PREFERRED STOCK
OF
TONOGOLD RESOURCES, INC.
Pursuant to Section 151 of the General Corporation Law
of the State of Delaware
The undersigned, Mark Ashley, Chief Executive Officer of Tonogold Resources, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, and in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors has duly adopted the following resolutions:
RESOLVED, that, pursuant to Article Four of the Sixth Amended and Restated
Certificate of Incorporation (which authorizes one million (1,000,000) shares of preferred stock, par value $0.001 per share of the Corporation (the “Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock as follows:
RESOLVED, that each share of such series of Preferred Stock shall be subject to the following provisions:
SECTION 1. Designation. The distinctive serial designation of such series of Preferred Stock is “Series D Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock” (“Series D Preferred Stock”). Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock.
SECTION 2. Number of Shares. The authorized number of shares of Series D Preferred Stock shall be 6,000 Shares of Series D Preferred Stock that are purchased or otherwise acquired by the Corporation, or converted into shares of Common Stock, shall not be reissued as shares of such Series and shall (upon filing of the appropriate certificate with the Secretary of State of the State of Delaware, if necessary) be cancelled and become authorized but unissued shares of Preferred Stock.
SECTION 3. Definitions. As used herein with respect to Series D Preferred Stock:
(a)“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) has the meaning set forth in 12 C.F.R. § 225.2(e)(1).
(b)“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in La Jolla, California are authorized or required by law or executive order to remain closed.
(c)“Bylaws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.
(d)“Certificate of Designations” means this Certificate of Designations relating to the Series D Preferred Stock, as it may be amended from time to time.
(e)“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.
(f)“Common Stock” means the Common Stock, par value $0.001 per share (or such other par value, or no par value, as such common stock may have from time to time), of the Corporation.
(g)“Common Stock Distribution” has the meaning set forth in Section 5(c).
(h)“Common Stock Distribution Date” has the meaning set forth in Section 5(c).
(i)“Common Stock Distribution Record Date” has the meaning set forth in Section
5(c).
(j)“Common Stock Split Distribution” has the meaning set forth in Section 11(d).
(k)“Closing Price” per share of Common Stock on any Trading Day means the closing sale price per share of Common Stock on the Relevant Exchange on such Trading Day.
(l)“Conversion Rate” means, (i) with respect to a conversion of the Series D Preferred Stock pursuant to Section 11(b) or Section 11(e), the quotient calculated by dividing the Liquidation Preference of the Series D Preferred Stock to be converted by the lower of (1) the 20-day volume weighted Closing Price prior to conversion and (2) $0.18, subject to adjustment as provided in Section 11(d).
(m)“Distributed Property” has the meaning set forth in Section 5(c).
(n)“Holder” means a Person in whose name one or more shares of the Series D Preferred Stock are registered.
(o)“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (including preferred stock), other than Series D Preferred Stock, that shall all rank junior to Series D Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
(p)“Liquidation Preference” has the meaning set forth in Section 6(b).
(q)“Liquidation Preference Amount” means one thousand dollars ($1,000) per share of Series D Preferred Stock.
(r)“Membership Interest Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated January 24, 2019, by and among the Corporation, Comstock Mining Inc. and Comstock Mining LLC.
(s)“Permitted Inside Transfer” means any transfer of shares of Series D Preferred Stock by a Holder to an Affiliate of such Holder.
(t)“Permitted Outside Transfer” means any transfer of shares of Series D Preferred Stock by a Holder (i) in a widespread public distribution or (ii) in a private sale or transfer (including, without limitation, a distribution (x) by a partnership to a partner or former partner, (y) by a limited liability company to a member or former member or (z) by a corporation to a stockholder or former stockholder), in each case, subject to compliance with all applicable securities laws.

(u)“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.
(v)“Record Date” has the meaning set forth in Section 5(d).
(w)“Reference Property” has the meaning set forth in Section 11(e).
(x)“Relevant Exchange” means the Toronto Stock Exchange Venture; provided, however, that if the Common Stock is not listed for trading on the Toronto Stock Exchange Venture, then “Relevant Exchange” means the principal U.S. or Canadian national or regional securities exchange on which the Common Stock is listed; provided further, that if the Common Stock is not listed on a U.S. national or regional securities exchange, then “Relevant Exchange” means the principal over-the-counter market on which the Common Stock is traded.
(y)“Reorganization Event” has the meaning set forth in Section 11(e).
(z)“Trading Day” means any day during which trading in the Common Stock generally occurs on the Relevant Exchange.
SECTION 4. Ranking. The Series D Preferred Stock will, with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets on any liquidation, dissolution or winding up of the Corporation, rank senior to all Junior Stock.
SECTION 5. Dividends.
(a)For so long as the shares of Series D Preferred Stock are outstanding, then (in addition to any other vote or consent of stockholders required by the Certificate of Incorporation), the Corporation may not make any dividends or other distributions with respect to any class of Junior Stock without the vote or consent of the Holders of at least a majority of the shares of Series D Preferred Stock then outstanding, voting separately as a single class.
(b)Holders of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds or property legally available therefor under Delaware law, non-cumulative dividends and distributions, if any, in the amount, kind and manner set forth in Section 5(c). Except as provided in the immediately preceding sentence, in Section 5(c) or in Section 6, Holders shall4 not be entitled to any other dividends or distributions on the Series D Preferred Stock. Notwithstanding anything herein to the contrary, (i) dividends and distributions on the Series D Preferred Stock shall not be cumulative; (ii) Holders shall not be entitled to receive any dividends or distributions not declared by the Board of Directors or a duly authorized committee of the Board of Directors; and (iii) no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or distribution not so declared.
(c) If the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend, or the Corporation otherwise makes any distribution, on outstanding shares of Junior Stock, of cash, securities (including, without limitation, rights, warrants, options or evidences of indebtedness) or other property or assets (such a dividend or distribution, a “Common Stock Distribution,” and the cash, securities, property or assets dividended or distributed on the Common Stock pursuant to such Common Stock Distribution, the “Distributed Property,” and the date such Distributed Property is paid to holders of Common Stock pursuant to such Common Stock Distribution, the “Common Stock Distribution Date,” and the record date for determining the holders of Common Stock entitled to receive such Common Stock Distribution, the “Common Stock Distribution Record Date”), then the Board of Directors or a duly authorized committee of the Board of Directors shall, in accordance with this Section 5(c), declare to be paid, or cause there to be distributed, to the Holders in respect of the Series D Preferred Stock, Distributed Property in accordance with this Section 5(c). The date on which such Distributed Property is to be paid to Holders in respect of the Series D Preferred Stock on account of such Common Stock Distribution shall be the Common Stock Distribution Date, and the kind and amount of Distributed Property to be dividended or distributed per share of Series D Preferred Stock shall be the kind and amount of Distributed Property that a holder of a number of shares of Common Stock equal to the Conversion Rate in effect at the close of business on the Common Stock Distribution Record Date for such Common Stock Distribution would have been entitled to receive pursuant to such Common Stock Distribution. The Corporation shall not declare any Common Stock Distribution unless the Corporation has funds legally available to comply, and complies, with this Section 5(c) with respect to such Common Stock Distribution. For avoidance of doubt, (i) no dividend or distribution shall be payable on the Series D Preferred Stock pursuant to this Section 5(c) unless there shall occur a Common Stock Distribution, and (ii) if (A) in connection with a Reorganization Event, the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend, or the Corporation otherwise makes any distribution, on outstanding shares of Common Stock and (B) in connection with such Reorganization Event, the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then (1) such dividend or distribution shall be subject to this Section 5(c) but not to Section 11(e) and (2) such conversion into, exchange for or right to receive cash, securities or other property shall be subject to Section 11(e) but not to this Section 5(c).5

(d)Dividends or distributions that are payable on Series D Preferred Stock on a Common Stock Distribution Date pursuant to Section 5(c) on account of a Common Stock Distribution will be payable to holders of record of Series D Preferred Stock as they appear on the stock register of the Corporation at the close of business on the date (each such date, a “Record Date”) that is the Common Stock Distribution Record Date for such Common Stock Distribution.
(e)If any share of Series D Preferred Stock is converted into Common Stock on or prior to a Record Date for a dividend or distribution on the Series D Preferred Stock pursuant to Section 5(c), then the Holder of such share of Series D Preferred Stock shall not have the right to receive a dividend or distribution with respect to such share pursuant to Section 5(c) (but such Holder's initial transferee or a subsequent transferee, as applicable, shall have the right to receive a dividend or distribution on the shares of Common Stock into which such share was converted in accordance with the applicable provisions of the Certificate of Incorporation). If any share of Series D Preferred Stock is converted into Common Stock after a Record Date for a dividend or distribution on the Series D Preferred Stock pursuant to Section 5(c) but on or prior to the date such dividend or distribution is to be made, then the Holder of such share of Series D Preferred Stock at the close of business on such Record Date shall have the right to receive such dividend or distribution notwithstanding such conversion.
SECTION 6. Liquidation Rights.
(a)Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive, per share of Series D Preferred Stock, out of the assets of the Corporation or proceeds thereof legally available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the Liquidation Preference Amount per share, together with all dividends (if any) on the Series D Preferred Stock that have been declared but not paid prior to the date of payment of such distribution.
(b) Partial Payment. If, in any distribution described in Section 6(a), the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all Holders of Series D Preferred Stock, then the amounts paid to the Holders of Series D Preferred Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the Holders of Series D Preferred Stock. In any such distribution, the “Liquidation Preference” of any holder of Series D Preferred Stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution.
(c)Residual Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, if the Liquidation Preference has been paid in full to all holders of Series D Preferred Stock, then the Holders shall thereafter be treated as holders of Common Stock, determined as if each share of Series D Preferred Stock were converted into shares of Common Stock at the Conversion Rate in effect at the time of such liquidation, dissolution or winding up and shall have the right to receive a distribution pursuant to the Certificate of Incorporation.
(d)Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders receive cash, securities or other property for their shares of Series D Preferred Stock, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the affairs of the Corporation but instead shall constitute a Reorganization Event pursuant to Section 11(e).
SECTION 7. Redemption. The Series D Preferred Stock shall be redeemable solely at the election of the Corporation, from time to time at any time, in whole or part, a redemption price of 120% of the Liquidation Preference of the Series D Preferred Stock to be redeemed. The Corporation must provide written notice to the Holders of the Series D Preferred Stock (“Redemption Notice”) advising the Holder of the Liquidation Preference that the Corporation desires to redeem, and by immediately providing the Holder with immediately available U.S. dollars representing 120% of the Liquidation Preference of the Series D Preferred Stock being redeemed. For the sake of clarification, the amount of the Series D Preferred Stock shares shall be deemed converted or redeemed immediately upon a Conversion Notice or upon receipt of the funds after the delivery of a Redemption Notice.
SECTION 8. Maturity. The Series D Preferred Stock shall be perpetual unless converted in accordance herewith.
SECTION 9. Voting Rights.
(a)General. The Holders shall have the right to vote on all matters presented to holders of Junior Stock on an as converted basis.
(b)Limited Voting Rights. So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the Holders of at least a majority of the outstanding shares of Series D Preferred Stock at the time outstanding shall be necessary for effecting or validating any amendment, alteration or repeal of any provision of the terms of the Series D Preferred Stock so as to affect the special rights, preferences, privileges or voting powers of the Series D Preferred Stock; provided, however, that for all purposes of this Section 9(b) and for the avoidance of doubt, any Reorganization Event in respect of which the Corporation complies with Section 11(e), any increase in the amount of the authorized Preferred Stock, or any creation or issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock or other stock of the Corporation ranking senior to, equally with and/or junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation (including, for the avoidance of doubt, any such increase, creation or issuance pursuant to, or in connection with the Corporation's adoption of, any stockholder rights plan) will not be deemed to affect the special rights, preferences, privileges or voting powers of the Series D Preferred Stock.
(c)Procedures for Voting and Consents. Any vote or consent of the Holders may be taken either by vote at a meeting called for the purpose or by written consent without a meeting and in either case may be given in person or by proxy. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws and applicable law.
SECTION 10. Transfer Restrictions.
(a)No Holder may transfer any shares of Series D Preferred Stock except pursuant to (i) a Permitted Inside Transfer or (ii) a Permitted Outside Transfer.
(b)Any attempt to transfer any shares of Series D Preferred Stock not in compliance herewith shall be null and void, and the Corporation shall not, and shall cause the transfer agent, if any, for the Series D Preferred Stock not to, give any effect in the Corporation's stock records to such attempted transfer.
SECTION 11. Conversion.
(a) [Intentionally Omitted].

(b)Conversion. Commencing on May 22, 2020, all shares of the Series D Preferred Stock may be converted in whole or part, at the election of the Holder thereof, at any time and from time to time, by giving an irrevocable notice (“Conversion Notice”) to the Corporation advising the amount the Holder wishes to convert.
(c)Effect of Conversion. All shares of Common Stock issued or delivered upon conversion of shares of Series D Preferred Stock shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any lien or adverse claim created by the Corporation. Subject to the second sentence of Section 5(e), upon conversion each outstanding share of Series D Preferred Stock so converted shall cease to be outstanding, dividends and distributions on such share shall cease to accrue or be due and all rights in respect of such share shall terminate, other than the right to receive, upon compliance with Section 11(b), appropriate evidence of the shares of Common Stock registered in book-entry form into which such share of Series D Preferred Stock has been converted, together with cash in lieu of any fractional share, as provided herein. The Corporation shall pay all expenses associated with converting the Series D Preferred Stock, including without limitation, transfer agent costs, legal opinion costs and costs of depositing, clearing, selling and mailing stock certificates.
(d)Adjustment to the Conversion Rate. If, after the date of original issue of the Series D Preferred Stock, the Corporation: (i) pays a dividend or makes another distribution on Common Stock to holders of Common Stock payable in shares of Common Stock (a “Common Stock Split Distribution”); (ii) subdivides or splits the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (iii) combines or reclassifies or otherwise changes the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Rate shall be adjusted by multiplying such Conversion Rate in effect immediately before such adjustment by the number of shares of Common Stock which a person who owns only one (1) share of Common Stock immediately before the record date or effective date, as applicable, of such dividend, distribution, subdivision, split, or combination or reclassification and who is entitled to participate in such dividend, distribution, subdivision, split, combination or reclassification would own immediately after giving effect to such dividend, distribution, subdivision, split, combination or reclassification (without giving effect to any arrangement pursuant to such dividend, distribution, subdivision, split, combination or reclassification not to issue fractional shares of Common Stock). Such adjustment shall become effective immediately after the close of business on such record date, in the case of a stock dividend or stock distribution, and shall become effective at the effective time of the subdivision, split, combination or reclassification, in the case of such an event. For avoidance of doubt, if, after the date of original issue of the Series D Preferred Stock, the Corporation pays a dividend or makes another distribution on Common Stock to holders of Common Stock payable, in part (and not exclusively), in shares of Common Stock, then such dividend or distribution will be treated as a Common Stock Split Distribution with respect to the portion paid in Common Stock and as a Common Stock Distribution with respect to the remaining portion.
(e) Conversion Upon Reorganization Event. If, after the date of original issue of the Series D Preferred Stock, (i) there occurs (A) any consolidation or merger of the Corporation with or into another Person; (B) any sale, transfer, lease, exchange or conveyance to another Person of the assets of the Corporation as an entirety or substantially as an entirety; or (C) any statutory exchange of securities of the Corporation with another Person or any binding share exchange which reclassifies or changes the outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction that is subject to Section 11(d)) (any such event in clauses (A) through (C), inclusive, a “Reorganization Event”); and (ii) pursuant to such Reorganization Event, the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then, effective immediately after the effective time of such Reorganization Event, the Corporation shall make provision for each outstanding share of Series D Preferred Stock to be converted into or to receive in exchange for such share, out of funds legally available therefor, the kind and amount of cash, securities or other property (collectively, “Reference Property”) receivable pursuant to such Reorganization Event by a holder of a number of shares of Common Stock equal to the Conversion Rate in effect at such effective time. For purposes of this Section 11(e), if holders of Common Stock have a right to elect the type of consideration receivable in connection with a Reorganization Event, the Holders of shares of Series D Preferred Stock shall have a similar right of election, including being subject to any pro-ration provision applicable to the right of election of holders of Common Stock in connection with such Reorganization Event. On and after the effective time of a Reorganization Event of the type referred to in clause (ii) of the first sentence of this Section 11(e), each outstanding share of Series D Preferred Stock shall cease to be outstanding, dividends on such share shall cease to accrue, and all rights of the Holder(s) of such share shall terminate with respect to such share, other than the right to receive the kind and amount of Reference Property into which such share of Series D Preferred Stock has been converted plus any declared and unpaid dividends.

(f)Notice of Adjustments. Whenever the Conversion Rate is adjusted pursuant to Section 11(d), the Corporation shall, within ten (10) Business Days following the occurrence of the event that requires such adjustment, (i) compute the adjusted Conversion Rate in accordance with Section 11(d); and (ii) cause the Chief Financial Officer of the Corporation (or a designee of such Chief Financial Officer) to prepare and mail to each Holder, at such Holder's last address shown on the records of the Corporation, a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) any adjustments and readjustments since the date of original issue of the Series D Preferred Stock, (ii) the applicable Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder's Series D Preferred Stock.
(g)Reservation of Common Stock. The Corporation shall, at all times when any shares of Series D Preferred Stock are outstanding, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, the full number of shares of Common Stock then issuable upon conversion of all then outstanding shares of Series D Preferred Stock. Notwithstanding anything herein to the contrary, the Corporation may, at its election, deliver, upon conversion of the Series D Preferred Stock, treasury shares of Common Stock or other shares of Common Stock that the Corporation has reacquired.
SECTION 12. No Forced Conversion. At no time may any share of the Series D Preferred Stock be forced to convert at the option of the Corporation.
SECTION 13. Fractional Shares. Series D Preferred Stock may be issued in fractions of a share which shall entitle the Holder thereof, in proportion to such Holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of Series D Preferred Stock.
SECTION 14. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent, if any, for the Series D Preferred Stock may deem and treat the record holder of any share of Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

SECTION 15. Notices. All notices or communications in respect of Series D Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.
SECTION 16. No Preemptive Rights. No share of Series D Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
SECTION 17. No Impairment. The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of the Series D Preferred Stock against impairment; provided that, to the extent that the rights and obligations of the Holders of the Series D Preferred Stock and the Corporation with respect to any transaction, event or other matter are addressed by one or more specific provisions of this Certificate of Designations, such provision(s) shall govern and this Section 17 shall be inapplicable with respect thereto.
SECTION 18. Other Rights. The shares of Series D Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.
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IN WITNESS WHEREOF, TONOGOLD RESOURCES, INC. has caused this Amended and Restated Certificate of Designations to be signed and attested by the undersigned this 18th day of November 2019.
TONOGOLD RESOURCES, INC.

By:

Name: Mark Ashley
Title: Chief Executive Officer

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